As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-166969

Registration No. 333-155289

Registration No. 333-69236

Registration No. 333-139006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-166969)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-155289)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-69236)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-139006)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0716501
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SBA Communications Corporation 2010 Performance and Equity Incentive Plan

SBA Communications Corporation 2008 Employee Stock Purchase Plan, as Amended on May 4, 2011

SBA Communications Corporation 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002

(Full Titles of the Plan)

Thomas P. Hunt, Esq.

Executive Vice President, Chief Administrative Officer and General Counsel

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On January 13, 2017, in connection with the election by SBA Communications Corporation, a Florida corporation, to be subject to tax as a real estate investment trust (“REIT”) for federal income tax purposes, SBA Communications Corporation merged with and into its wholly owned subsidiary, SBA Communications REIT Corporation, a Florida corporation, with SBA Communications REIT Corporation as the surviving corporation. We refer to SBA Communications Corporation as the Predecessor Registrant and SBA Communications REIT Corporation as the Registrant. The merger occurred pursuant to an Agreement and Plan of Merger, dated as of November 10, 2016, which we refer to as the merger agreement, and was approved by the requisite vote of shareholders at a special meeting of the shareholders of the Predecessor Registrant held on January 12, 2017. At 11:59 p.m., Eastern Time, on January 13, 2017, the effective time of the merger (the “Effective Time”), the Registrant changed its name from “SBA Communications REIT Corporation” to “SBA Communications Corporation.” Immediately after the merger, the Registrant succeeded to and continued the business and assumed the obligations of the Predecessor Registrant immediately prior to the merger. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “SBA Communications Corporation” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the Effective Time, pursuant to the merger agreement, the outstanding shares of the Predecessor Registrant’s Class A common stock, par value $0.01 per share, were converted into the right to receive an equal number of shares of the Registrant’s Class A common stock, par value $0.01 per share, which are subject to the share ownership and transfer restrictions described in the prospectus that forms a part of this Post-Effective Amendment No. 1.

The issuance of the shares of the Registrant’s Class A common stock was registered under the Securities Act of 1933, as amended, or Securities Act, pursuant to the Registrant’s registration statement on Form S-4, as amended (File No. 333-213949), which was declared effective by the U.S. Securities and Exchange Commission on December 5, 2016. Shares of the Registrant’s Class A common stock trade on the same exchange, the NASDAQ Global Select Market, and under the same symbol, “SBAC,” as the shares of the Predecessor Registrant Class A common stock prior to the merger.

At the Effective Time, the Registrant assumed, by operation of law or otherwise, all of the Predecessor Registrant’s obligations under the following plans (“Plans”):

•	SBA Communications Corporation 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002 (the “2001 Plan”);

•	SBA Communications Corporation 2008 Employee Stock Purchase Plan, as Amended on May 4, 2011 (the “2008 Purchase Plan”); and

•	SBA Communications Corporation 2010 Performance and Equity Incentive Plan (the “2010 Plan”).

As of the Effective Time, all equity-based awards with respect to shares of the Predecessor Registrant’s Class A common stock granted pursuant to the Plans and such agreements were converted into corresponding equity-based awards with respect to the same number of shares of the Registrant’s Class A common stock, in each case, in accordance with the terms of such Plans and related award agreements and subject to the same terms and conditions applicable to such awards prior to the conversion.

These Post-Effective Amendments No. 1 (“Post-Effective Amendments”) pertain to the adoption by the Registrant of the following Registration Statements on Form S-8 of the Predecessor Registrant (collectively, the “Registration Statements”):

•	Registration No. 333-69236 originally covering 5,000,000 shares of the Predecessor Registrant’s Class A common stock in connection with the 2001 Plan;

•	Registration No. 333-139006 covering an additional 2,500,000 shares of the Predecessor Registrant’s Class A common stock in connection with the 2001 Plan, as Amended and Restated on May 16, 2002;

•	Registration No. 333-155289 originally covering 500,000 shares of Predecessor Registrant’s Class A common stock in connection with the 2008 Purchase Plan; and

•	Registration No. 333-166969 originally covering 15,000,000 shares of Predecessor Registrant’s Class A common stock in connection with the 2010 Plan.

These Post-Effective Amendments are being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act, as applicable, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, are incorporated by reference herein:

Commission Filing (File No. 1-10466)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2015

Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2016, June 30, 2016 and September 30, 2016

Current Reports on Form 8-K	May 16, 2016, June 24, 2016, July 8, 2016, August 3, 2016, August 16, 2016, October 3, 2016, December 9, 2016 and January 17, 2017

Description of our Class A common stock contained in Exhibit 4.1 to the Current Report on Form 8-K, and any amendment or report filed for the purpose of updating such description	January 17, 2017

All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K	After the date of this Registration Statement

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our articles of incorporation provide that we will, to the fullest extent permitted by applicable law and our bylaws, as amended from time to time, indemnify all of our officers and directors. Our bylaws provide that the board of directors, in its discretion, may on behalf of the Company purchase insurance on behalf of a person who was or is a director, officer or employee of the Company. To the extent that such insurance is not in effect or does not apply, and is permitted by the bylaws, the Company will indemnify each officer and director who is a party to a suit or action by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with an action or suit if he or she acted in good faith, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, the Company will indemnify each officer and director who was or is a party to a suit or action by or in the right of the Company by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with such action or suit if he or she acted in good faith, except that no indemnification will be made in respect of a claim or action for which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company, unless and to the extent that the court in which the claim is brought determines that such person is entitled to indemnity.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Greenberg Traurig, P.A.

10.33	2001 Equity Participation Plan as Amended and Restated on May 16, 2002 (incorporated by reference to the Definitive Proxy Statement filed by the Predecessor Registrant on April 16, 2002)

10.75A	SBA Communications Corporation 2008 Employee Stock Purchase Plan, as amended on May 4, 2011 (incorporated by reference to the Quarterly Report on Form 10-Q for the Quarter ended June 30, 2011)

10.89	SBA Communications Corporation 2010 Performance and Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-166969) filed by the Predecessor Registrant on May 20, 2010)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of SBA (set forth on the signature page of this registration statement)

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on January 17, 2017.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Jeffrey A. Stoops and Brendan T. Cavanagh, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and supplements to this registration statement, including post-effective amendments, and any additional registration statement pursuant to Rule 462(b) and Rule 462(e) under the Securities Act of 1933 and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven E. Bernstein	Chairman of the Board of Directors	January 17, 2017
Steven E. Bernstein

/s/ Jeffrey A. Stoops	Chief Executive Officer and President (Principal Executive Officer)	January 17, 2017
Jeffrey A. Stoops

/s/ Brendan T. Cavanagh	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 17, 2017
Brendan T. Cavanagh

/s/ Brian D. Lazarus	Chief Accounting Officer (Principal Accounting Officer)	January 17, 2017
Brian D. Lazarus

/s/ Kevin L. Beebe	Director	January 17, 2017
Kevin L. Beebe

/s/ Brian C. Carr	Director	January 17, 2017
Brian C. Carr

/s/ Mary S. Chan	Director	January 17, 2017
Mary S. Chan

/s/ Duncan H. Cocroft	Director	January 17, 2017
Duncan H. Cocroft

/s/ George R. Krouse, Jr.	Director	January 17, 2017
George R. Krouse, Jr.

/s/ Jack Langer	Director	January 17, 2017
Jack Langer

Exhibit Index

Exhibit No	Description

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm